SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): February 28, 2003


                           Burlington Industries, Inc.
                           (Exact Name of Registrant)

     Delaware                        1-10984                     56-1584586
     --------                        -------                     ----------
(State of Incorporation)     (Commission File Number)     (IRS Employer ID No.)

                            3300 West Friendly Avenue
                        Greensboro, North Carolina 27410
                    (Address of Principal Executive Offices)

                   Registrant's telephone number: 336-379-2000

ITEM 5.  Other Events.

         On February 28, 2003, Burlington announced that Berkshire Hathaway Inc. had terminated its February 11, 2003 agreement to acquire Burlington. A copy of the press release is attached.

ITEM 7.  Financial Statements and Exhibits.

         See attached exhibit index.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                  BURLINGTON INDUSTRIES, INC.



                                  By:        /s/ JOHN D. ENGLAR
                                     ---------------------------------------
                                        Name:  John D. Englar
                                        Title: Senior Vice President, Corporate
                                               Development and Law


Dated: March 3, 2003

                                INDEX TO EXHIBITS



         Number           Exhibit
          99.1            Press release.

                                                                    Exhibit 99.1

 Berkshire Hathaway Terminates Burlington Acquisition Agreement Following Ruling

                            Court Extends Exclusivity

GREENSBORO, N.C., Feb. 28 /PRNewswire-FirstCall/ -- Burlington Industries, Inc. (OTC Bulletin Board: BRLG - News) said today that Berkshire Hathaway, Inc. had terminated its February 11, 2003 agreement to acquire Burlington. Under the agreement, Burlington creditors would have received distributions estimated at $579 million in cash.

Berkshire's action follows a ruling yesterday in a hearing in Burlington's reorganization case to consider procedures to solicit alternatives to the Berkshire transaction. The Bankruptcy Court indicated it approved the procedures generally, but disapproved the break-up fee and certain other conditions required by Berkshire to proceed as a "stalking horse" in the alternative bid process. While the secured bank lenders were in support, the Official Committee of Unsecured Creditors opposed the granting of a break-up fee.

George W. Henderson III, Burlington's Chairman and CEO, said, "It is unfortunate that the Berkshire Hathaway break-up fee was not accepted by the Court and the offer has been subsequently withdrawn by Berkshire. It was a firm cash offer that would have been a good outcome for the company, our employees and our creditors.

"The fact that there is so much interest in the company is a credit to our employees that have worked so hard to get us to this point. The bankruptcy process is complex and consists of many steps."

Henderson continued, "We are pleased that the Court extended our period of exclusivity as part of this hearing. We are reviewing our alternatives in light of these developments, including a process to solicit new proposals. We expect to advise the Bankruptcy Court of our thinking next week and intend to move the process forward in a positive and expeditious manner."

Warren E. Buffett, Chairman of Berkshire Hathaway commented, "We're sorry to have to terminate our offer. We trust and admire the Burlington team and hope the company can emerge bankruptcy debt free. Emergence from bankruptcy under a debt-free structure will provide the best chance for the long-term survival of Burlington and allow the company to best fulfill its pension obligations to employees."

With operations in the United States, Mexico and India and a global manufacturing and product development network based in Hong Kong, Burlington Industries is one of the world's most diversified marketers and manufacturers of softgoods for apparel and interior furnishings.

This press release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, among other things, global economic activity and the implications thereon of the attack on September 11 and the U.S. government's response thereto and the possibility of armed conflict with Iraq, the success of the company's overall business strategy including successful implementation of the company's restructuring plan and the company's development of a global sourcing structure, the demand for textile products, the cost and availability of raw materials and labor, governmental legislation and regulatory changes, and the long-term implications of regional trade blocs and the effect of quota phase- out and lowering of tariffs under the WTO trade regime, the impact that the company's Chapter 11 proceeding has had or may have on the company's relationships with its principal customers and suppliers, the nature of the capital structure which is approved in the company's plan of reorganization and the company's ongoing ability to finance its operations and restructuring activities, the cost of future capital sources, and the exposure to interest rate and currency fluctuations, the company's ability to utilize tax loss carryforwards and retain tax refunds received or to be received, and other factors identified in Burlington's filings with the Securities and Exchange Commission.